Exhibit 99.1

TASC PARENT CORPORATION

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013:

Consolidated Statements of Financial Position	2-3

Consolidated Statements of Operations and Comprehensive Loss	4

Consolidated Statements of Changes in Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-33

INDEPENDENT AUDITORS’ REPORT

To the Audit Committee of Engility Holdings Inc.

Chantilly, Virginia

We have audited the accompanying consolidated financial statements of TASC Parent Corporation (the “Company”) (a wholly owned subsidiary of Engility Holdings Inc.), which comprise the consolidated statements of financial position as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TASC Parent Corporation as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company was acquired by Engility Holdings, Inc., effective February 26, 2015. Our opinion is not modified with respect to this matter.

/s/ DELOITTE & TOUCHE LLP

April 3, 2015	Member of Deloitte Touche Tohmatsu Limited

TASC PARENT CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$58,873	$30,427
Accounts receivable — net	141,479	175,035
Deferred tax assets — net of valuation allowance	—	19,792
Prepaid expenses and other current assets	5,251	5,986

Total current assets	205,603	231,240

PROPERTY AND EQUIPMENT:
Machinery and other equipment	8,916	11,236
Leasehold improvements	34,042	36,131
Assets under construction	494	376

Total property and equipment	43,452	47,743
Accumulated depreciation and amortization	(29,081)	(26,172)

Property and equipment — net	14,371	21,571

OTHER ASSETS:
Goodwill	383,937	383,937
Intangible assets — net	349,654	397,908
Deferred financing fees — net	12,274	20,228
Deferred tax assets —net of valuation allowance	—	250,631
Software — net	4,004	7,488
Other assets	772	803

Total other assets	750,641	1,060,995

TOTAL ASSETS	$970,615	$1,313,806

(Continued)

TASC PARENT CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$69,843	$79,445
Accrued employee compensation	60,182	61,385
Advance payments and billings in excess of costs incurred	16,366	9,051
Current portion of long-term debt	3,950	6,495
Other current liabilities	18,994	23,428

Total current liabilities	169,335	179,804

PENSION AND POST-RETIREMENT LIABILITY	18,385	15,801

LONG-TERM DEBT — Net	634,730	644,952

OTHER LIABILITIES	13,836	13,401

Total liabilities	836,286	853,958

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock — $0.01 par value — 300,000,000 shares authorized; issued 173,137,756 shares at December 31, 2014 and 173,071,090 shares at December 31, 2013; outstanding 172,948,023 shares at December 31, 2014 and 172,881,357 shares at December 31, 2013	1,731	1,731
Additional paid-in capital	881,992	875,933
Accumulated deficit	(740,005)	(413,639)
Treasury stock, at cost — 189,733 shares at December 31, 2014 and December 31, 2013	(690)	(690)
Accumulated other comprehensive loss	(8,699)	(3,487)

Total shareholders’ equity	134,329	459,848

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$970,615	$1,313,806

See accompanying notes to the consolidated financial statements.	(Concluded)

TASC PARENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013
REVENUE	$1,092,506	$1,297,175

COST OF REVENUE	923,562	1,103,251

GENERAL & ADMINISTRATIVE EXPENSES	99,624	103,975

AMORTIZATION OF INTANGIBLE ASSETS	48,254	50,690

OPERATING INCOME	21,066	39,259

OTHER EXPENSE (INCOME):
Interest expense	61,831	53,549
Loss on extinguishment of debt	14,448	—
Other — net	574	(15)

LOSS BEFORE INCOME TAXES	(55,787)	(14,275)

PROVISION (BENEFIT) FOR INCOME TAXES	270,579	(5,390)

NET LOSS	$(326,366)	$(8,885)

OTHER COMPREHENSIVE INCOME (LOSS):
Change in unrealized gain on cash flow hedges, net of tax expense of $0 and $45, respectively	1,029	95
Change in unamortized benefit plan costs, net of tax expense of $0 and $331, respectively	(6,241)	514

COMPREHENSIVE LOSS	$(331,578)	$(8,276)

See accompanying notes to the consolidated financial statements.

TASC PARENT CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Amounts in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Equity

	Shares	Amount
BALANCE — January 1, 2013	173,007	$1,731	$872,654	$(404,754)	$(189)	$(4,096)	$465,346
Purchase of treasury stock	(126)	—	33	—	(501)	—	(468)
Stock-based compensation	—	—	3,246	—	—	—	3,246
Net loss	—	—	—	(8,885)	—	—	(8,885)
Change in unrealized gain on cash flow hedges, net of tax	—	—	—	—	—	95	95
Change in unamortized benefit plan costs, net of tax	—	—	—	—	—	514	514

BALANCE — December 31, 2013	172,881	$1,731	$875,933	$(413,639)	$(690)	$(3,487)	$459,848

Issuance of common stock	67	—	98	—	—	—	98
Stock-based compensation	—	—	5,961	—	—	—	5,961
Net loss	—	—	—	(326,366)	—	—	(326,366)
Change in unrealized gain on cash flow hedges, net of tax	—	—	—	—	—	1,029	1,029
Change in unamortized benefit plan costs, net of tax	—	—	—	—	—	(6,241)	(6,241)

BALANCE — December 31, 2014	172,948	$1,731	$881,992	$(740,005)	$(690)	$(8,699)	$134,329

See accompanying notes to the consolidated financial statements.

TASC PARENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(326,366)	$(8,885)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	10,978	12,634
Amortization of intangible assets and deferred financing fees	60,249	62,582
Loss on extinguishment of debt	14,448	—
Loss on retirement of property and equipment	1,192	1,047
Stock-based compensation	5,961	3,246
Deferred income taxes	270,423	(5,607)
Changes in assets and liabilities:
Accounts receivable	33,556	45,191
Prepaid expenses and other current assets	735	2,324
Trade accounts payable	(9,803)	(33,957)
Accrued employee compensation	(1,203)	(22,430)
Advance payments and billings in excess of costs incurred	7,315	131
Pension and post-retirement benefits	(3,728)	(2,321)
Other assets and liabilities	(686)	(675)

Net cash provided by operating activities	63,071	53,280

NET CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(1,724)	(4,033)
Acquisitions of capitalized software	225	(672)
Purchase of investment held for sale	—	(2,679)
Investment in joint venture	(26)	—
Other	59	43

Net cash used in investing activities	(1,466)	(7,341)

NET CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing from revolving credit facility (existing)	30,000	—
Repayment of revolving credit facility (existing)	(30,000)	—
Borrowing from revolving credit facility (new)	30,000	—
Repayment of revolving credit facility (new)	(20,000)	—
Repayment of debt	(660,285)	(86,495)
Proceeds from debt	629,138	—
Debt issuance costs	(10,110)	—
Borrowing from note payable	—	2,000
Repayment of note payable	(2,000)	—
Deferred financing fees	—	(1,500)
Proceeds from issuance of common stock	98	—
Repurchase of treasury stock	—	(468)

Net cash used in financing activities	(33,159)	(86,463)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	28,446	(40,524)
CASH AND CASH EQUIVALENTS — Beginning of period	30,427	70,951

CASH AND CASH EQUIVALENTS — End of period	$58,873	$30,427

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest on debt	$(49,911)	$(41,536)

Cash paid for income taxes	$(147)	$(160)

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Leasehold improvements from incentives	$—	$1,684

See accompanying notes to the consolidated financial statements.

TASC PARENT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

The primary owners of the Company (who hold their interests through an intermediary partnership — TASC Partners LP) include a group of financial investors, primarily affiliates of General Atlantic Service Company, LLC (GA) and Kohlberg Kravis Roberts & Co. L.P. (KKR). GA and KKR are private equity firms that represent a collection of investors.

TASC Parent Corporation, through its operating subsidiary TASC, Inc., helps government entities solve complex national security and public safety challenges by providing advanced systems engineering, integration and decision-support services. Headquartered in Chantilly, Virginia, TASC’s customers include the Intelligence Community (IC), Departments of Defense (DoD) and Homeland Security, and civilian agencies of the federal government. TASC’s portfolio of services includes lifecycle and enterprise systems engineering and integration, intelligence, surveillance and reconnaissance, cyber, enterprise transformation, intelligence mission and operations and advanced concept and technology development.

TASC offers specialized domain expertise in chemical, biological, radiological, nuclear and explosives; cloud architecture and engineering; geospatial intelligence; mobile and wireless communications; program protection; signals intelligence; space systems; test and evaluation; and aviation systems. TASC conducts business primarily with the U.S. government as either a prime contractor or subcontractor and operates primarily out of 40 domestic locations in 13 states and the District of Columbia. TASC has approximately 4,000 employees of which over 80% hold security clearances. TASC currently supports customers’ mission-critical needs on more than 850 contracts and task orders in intelligence, defense and civilian industries. For the year ended December 31, 2014, TASC had revenue of $1.1 billion, substantially all of which was derived from U.S. government customers.

TASC was incorporated in Delaware in 2009 to facilitate the acquisition of TASC, Inc. from Northrop Grumman Corporation (which we refer to as Northrop Grumman or Predecessor Company). Substantially all of TASC’s outstanding common stock is held by Birch Partners, LP, which is controlled by investment funds affiliated with KKR and General Atlantic. The acquisition was consummated on December 18, 2009. Prior to the acquisition, TASC, Inc., which was founded in 1966, operated as the advisory services division of Northrop Grumman’s information services sector.

2.	ACQUISITION BY ENGILITY

Engility Holdings, Inc. (NYSE: EGL) completed its acquisition of TASC Parent Corporation on February 26, 2015 in an all-stock transaction valued at approximately $1.3 billion, including the assumption of net debt. Under the terms of the agreement, Engility Holdings, Inc. will maintain its name and continue to be traded on the New York Stock Exchange under the ticker symbol “EGL”.    TASC shareholders received approximately 18.9 million shares of Engility Holdings, representing an approximate 51% ownership stake in the combined company on a pro-forma, fully-diluted basis.

Effective as of the closing, Engility entered into a Stockholders Agreement with TASC’s investors such that the transaction will not affect a transfer of control of Engility to TASC’s investors. As part of the Stockholders Agreement, Engility’s Board of Directors expanded from seven to 11 members, with TASC’s investors entitled to nominate, and hold sufficient votes to elect, the additional four members. The Stockholders Agreement also includes provisions that limit TASC shareholders’ ability to transfer Engility shares; to vote Engility shares; and to engage in or propose that Engility engage in certain transactions with TASC shareholders.

3.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries for the years ended December 31, 2014 and 2013, and have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates — The preparation of financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions include the determination of actuarial rates used in determination of certain employee benefits, accounting for income taxes, stock-based compensation, contractual and regulatory reserves, contract related estimates and the evaluation of the recoverability of goodwill and intangible assets. Actual results could differ materially from those estimates.

Contracts — Substantially all of the Company’s business is generated from long-term government contracts for service activities. TASC has no product revenues. Government contracts typically include the following cost elements: direct material, labor and subcontracting costs, and certain indirect costs, including allowable general and administrative costs. Unless otherwise specified in a contract, costs billed to contracts with the U.S. government are determined under the requirements of the Federal Acquisition Regulation (FAR) and Cost Accounting Standards (CAS) regulations to be allowable and allocable costs. Examples of costs incurred by the Company and not billed to the U.S. government in accordance with the requirements of the FAR and CAS regulations include, but are not limited to, certain legal costs, lobbying costs, interest expense, charitable donations, and advertising costs.

The Company’s long-term contracts typically fall into one of three broad categories: 1) Cost-type contracts, which provide for reimbursement of the contractor’s allowable costs incurred, plus a fee that represents profit. Cost-type contracts generally require that the contractor use its best efforts to accomplish the scope of the work within a specified time and a stated dollar limitation; 2) Time-and-materials contracts, which provide for a fixed hourly rate for each direct labor hour expended, plus reimbursement of allowable material costs and out-of-pocket expenses; or 3) Fixed-price contracts, in which the specified scope of work is agreed to for a price that is a predetermined, negotiated amount and not generally subject to adjustment regardless of costs incurred by the contractor.

The table below presents the percentage of the Company’s total revenues generated from each contract-type for the periods indicated.

	2014		2013
		Percentage of Total		Percentage of Total
Cost-type	$795,358	73%	$950,457	73%
Time-and-materials	103,502	9	146,330	11
Fixed-price	193,646	18	200,388	16

Total	$1,092,506	100%	$1,297,175	100%

Revenue Recognition — As a defense contractor engaging in long-term service contracts with the U.S. government, the Company primarily utilizes the cost-to-cost measure of the percentage-of-completion method of accounting. Under this method, revenues, including estimated earned fees or profits, are recorded as costs are incurred. For cost-to-cost contracts, revenues are calculated based on the percentage that total costs incurred to date bear to total estimated costs at completion. Contract unbilled credits and advance payments from customers in excess of costs incurred to date are recorded as current liabilities in the accompanying consolidated statements of financial position.

Certain contracts contain provisions for cost and/or performance incentives. Such incentives are included in revenues when the amounts can reasonably be determined and estimated. Amounts representing contract change orders are included in revenues only when they can be reliably estimated and realization is probable. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated loss is charged against income.

Changes in estimates of contract revenues, costs, and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimates had been the original estimates.

General and Administrative Expenses — In accordance with industry practice and the regulations that govern the cost accounting requirements for government contracts, most general and administrative expenses are considered allowable and allocable costs on government contracts. The allowable costs are allocated to contracts in progress on a systematic basis. In connection with the acquisition described in

Note 2, as of December 31, 2014, the Company recorded approximately $6.1 million of professional fees associated with the transaction that were charged as unallowable expenses.    General and administrative expenses are included as a separate element of cost in the accompanying consolidated statements of operations.

Research and Development — Company-sponsored research and development activities primarily include independent research and development (IR&D) efforts to support future procurement under government programs. IR&D expenses are included in cost of revenues and are generally allocated to U.S. government contracts. Company-sponsored research and development expenses totaled $2.9 million and $4.5 million for the years ended December 31, 2014 and 2013, respectively. Costs for research and development sponsored by customers are charged directly to the related contracts and recorded as revenues are recognized based upon the percentage-of-completion method.

Income Taxes — The Company accounts for income taxes in accordance with Accounting Standards Codification (ASC) 740, Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income and available tax planning strategies. If the Company is unable to generate sufficient future taxable income in these jurisdictions, a valuation allowance is recorded when it is more likely than not that the value of the deferred tax assets is not realizable.

The Company periodically assesses its liabilities and contingencies for all periods open to examination by tax authorities based on the latest available information. Where it is not more likely than not that the Company’s tax position will be sustained, the Company records its best estimate of the resulting tax liability and interest in the consolidated financial statements. As the Company has net operating loss carry-forward amounts for U.S. federal and state purposes, the statutes of limitation remain open for all tax years to the extent the tax attributes are carried forward into future tax years.

Cash and Cash Equivalents — Investments that are highly liquid in nature and have an original or remaining maturity of three months or less from the date of purchase are considered to be cash equivalents.

Fair Value of Financial Instruments — The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of their short-term nature.

Accounts Receivable — Net — Accounts receivable include amounts billed and currently due from customers, and amounts currently due but unbilled (primarily related to the timing of billings for contracts accounted for under the cost-to-cost measure of the percentage-of-completion method of accounting).

Property and Equipment — Net — Property and equipment are depreciated using the 200% double declining balance method or the straight-line method over the estimated useful lives of individual assets, as shown below. Depreciation expense was $7.9 million and $9.6 million for the years ended December 31, 2014 and 2013, respectively.

Asset Class	Asset Life	Depreciation Method
Equipment	5	200% DDB
Furniture & Fixtures	7	Straight Line
Leasehold improvements	Shorter of estimated useful life or term of lease	Straight Line

Software — Net — Software is amortized over five years using the straight-line method. Amortization expense was $3.1 million and $2.9 million for the years ended December 31, 2014 and 2013, respectively. Amortization commences when the software is placed in service.

Goodwill and Intangible Assets — Net — Goodwill impairment tests are performed at least annually on October 1 and more often as circumstances require. Customer relationship intangible assets are amortized over their estimated useful lives of 11 to 21 years, using an income forecast method.

Long-Lived Assets — The Company reviews its long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There were no impairment charges related to long-lived assets for the years ended December 31, 2014 and 2013.

Leases— The Company maintains operating leases related to facilities and defines the initial lease term to include renewal options determined to be reasonably assured. Some lease agreements contain incentives for tenant improvements, rent holidays, or rent escalation clauses. For incentives for tenant improvements, the Company records a deferred rent liability and amortizes the deferred rent over the term of the lease as a reduction to rent expense. For rent holidays and rent escalation clauses during the lease term, the Company records minimum rental expenses on a straight-line basis over the term of the lease. For purposes of recognizing lease incentives, the Company uses the date of initial possession as the commencement date, which is generally when the Company is given the right of access to the space and begins to make improvements in preparation for intended use.

Deferred Financing Fees — Financing fees and original issue discounts between borrower and lender are capitalized and amortized under the effective interest method over the useful life of the debt instrument. Financing fees incurred with third parties as part of a debt modification are expensed as incurred. Financing fees incurred with third parties as part of a modification to or exchange of revolving-debt arrangements are deferred and amortized over the term of the new arrangement.

Self-Insurance Accruals — The Company maintains a self-insured group healthcare insurance plan. The plan is designed to provide a specified level of coverage for eligible employees and their dependents. Estimates for expenses and the required liability for such claims utilize actuarial methods based on various assumptions, which include, but are not limited to, historical loss experience and projected loss development factors. Related self-insurance accruals include amounts related to the liability for reported claims and an estimated accrual for claims incurred, but not reported.

Stock-Based Compensation — Share-based compensation to employees is recognized in the consolidated statements of operations based on the grant date fair values with the expense being recognized over the requisite service period. The Company uses the Black-Scholes model to determine the fair value of its awards at the time of the grant.

Derivatives — All derivative instruments are recognized in the consolidated financial statements and measured at fair value regardless of the purpose or intent of holding them. The Company uses derivative instruments to principally manage interest rate risk. These interest rate contracts are designated as cash flow hedges. For cash flow hedges, the effective portion of the derivative’s gain or loss is initially reported in shareholders’ equity (as a component of accumulated other comprehensive loss) and would be subsequently reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The ineffective portion of the gain or loss of a cash flow hedge would be reported in earnings immediately. Through December 31, 2014, there has not been any ineffectiveness recorded.

Subsequent Events — The Company evaluated events subsequent to December 31, 2014 through April 3, 2015, the date the financial statements were available to be issued. During this period, there were no subsequent events that were expected to have a significant impact on the Company’s financial position, results of operations, or cash flows, other than that described in Note 2.

4.	NEW ACCOUNTING STANDARDS

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 outlines a single comprehensive model for entities to use when accounting for revenue arising from contracts with customers and supersedes all current revenue recognition guidance, including industry-specific guidance. This new guidance is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2018; early adoption is not permitted. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. This update could impact the timing and amounts of revenue recognized. We are currently evaluating the effect that implementation of this update will have on our condensed consolidated financial position and results of operations upon adoption.

Other new pronouncements issued but not effective until after December 31, 2014 are not expected to have a material impact on our financial position, results of operations or cash flows.

5.	RESTRUCTURING CHARGE

In the fourth quarter of 2013, the Company finalized a cost restructuring plan to reduce headcount and benefit costs. This plan was implemented in response to continued budget constraints and uncertainty in the industry, and was designed to improve the Company’s overall competitiveness. As part of this cost restructuring plan, the Company reduced overall headcount by approximately 3%, with a higher percentage of reductions in the senior ranks of management. The Company incurred an associated pretax restructuring charge of approximately $8.3 million in the three months ended December 31, 2013 relating to the one-time termination benefits. This charge will result in future cash expenditures that will be paid through 2015. The Company evaluated whether some portion of the restructuring charge incurred above is recoverable under our cost-reimbursable contracts, which resulted in additional revenue of approximately $5.7 million recognized in the fourth quarter of 2013.

The activity and balance of the liability accounts for the years ended December 31, 2014 and 2013 are as follows:

	Severance Costs	Professional and Other Related Costs	Total
Balance as of January 1, 2013	$—	$—	$—
Additions	7,946	326	8,272
Cash payments	(548)	(105)	(653)

Balance as of December 31, 2013	$7,398	$221	$7,619
Additions/Adjustments	13	(22)	(9)
Cash payments	(6,059)	(199)	(6,258)

Balance as of December 31, 2014	$1,352	$—	$1,352

Amounts contained in the current liabilities section of our balance sheet as of December 31, 2014	$1,352	$—	$1,352

These expenses are primarily contained within the cost of revenue expense line in the accompanying Consolidated Statements of Operations for the years ended December 31, 2014 and 2013.

6.	ACCOUNTS RECEIVABLE — NET

Unbilled accounts receivable represent revenues for which billings have not been presented to customers at year-end primarily due to the timing of billings for contracts accounted for under the cost-to-cost measure of the percentage-of-completion method of accounting. These amounts are usually billed and collected within one year. Substantially all accounts receivable at December 31, 2014, are expected to be collected in 2015.

Allowances for doubtful accounts represent accounts receivable on customer contracts that have been identified as a collection risk.

Accounts receivable were composed of the following (dollars in thousands):

	December 31, 2014	December 31, 2013
Due from U.S. government:
Billed	$50,503	$77,007
Recoverable costs and accrued profit on progress completed — unbilled	98,949	107,502

Total accounts receivable	149,452	184,509
Allowances for doubtful accounts	(7,973)	(9,474)

Accounts receivable — net	$141,479	$175,035

7.	GOODWILL AND INTANGIBLE ASSETS

The Company tests goodwill for impairment on an annual basis as of the first day of the fourth fiscal quarter and between annual tests if an event occurs, or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The goodwill impairment test involves a two-step process as the Company did not elect to perform a step zero analysis to first assess qualitative factors as a basis for determining whether it is necessary to perform the traditional two-step approach. The first step is a comparison of each reporting unit’s fair value to its carrying value. If the reporting unit’s fair value exceeds its carrying value, no further procedures are required. However, if a reporting unit’s fair value is less than its carrying value, an impairment of goodwill may exist, requiring a second step to measure the amount of impairment loss. In this step, the reporting unit’s fair value is allocated to all of the assets and liabilities of the reporting unit, including any unrecognized intangible assets, in a hypothetical analysis that would calculate the implied fair value of goodwill in the same manner as if the reporting unit was being acquired in a business acquisition. If the implied fair value of goodwill is less than the recorded goodwill, an impairment charge would be recorded for the difference.

The Company estimates the fair value of each reporting unit using a combination of the income approach and the market approach. The income approach incorporates the use of a discounted cash flow method in which the estimated future cash flows and terminal values for each reporting unit are discounted to a present value using a discount rate. Cash flow projections are based on management’s estimates of economic and market conditions which drive key assumptions of revenue growth rates, operating margins, capital expenditures and working capital requirements. The discount rate in turn is based on the specific risk characteristics of each reporting unit, the weighted average cost of capital and its underlying forecast. The market approach estimates fair value by applying performance metric multiples to the reporting unit’s prior and expected operating performance. The multiples are derived from comparable publicly traded companies with similar operating and investment characteristics as the reporting unit. If the fair value of the reporting unit derived using the income approach is significantly different from the fair value estimate using the market approach, the Company reevaluates its assumptions used in the two models. The fair values determined by the market approach and income approach, as described above, are weighted to determine the fair value for each reporting unit.

In May 2014, the Company refinanced its debt at higher interest rates (see Note 8), which both increased the Company’s weighted average cost of capital and resulted in a reevaluation of the need for a tax valuation allowance. On the basis of the tax evaluation, a full valuation allowance of $290.5 million was recorded against the Company’s deferred tax assets. This reduced the carrying values of the reporting units commensurately, which more than offset the reduced fair value resulting from the increase weighted average cost of capital. As such, the Company concluded that circumstances did not warrant a test in an interim period prior to the regular fourth quarter test. In the fourth quarter of fiscal year 2014, the Company performed its annual goodwill analysis and concluded that the fair value of the Company exceeded its carrying value and concluded it was not necessary to perform a step two analysis.

In fiscal year 2013, the Company performed its annual goodwill analysis and concluded that the fair value of the Company exceeded its carrying value. However, for one of three reporting units, there was a small shortfall to its carrying value. The Company performed a step two analysis and concluded that the implied fair value of goodwill exceeded the recorded goodwill for that reporting unit. Accordingly, no impairment charge was recorded.

The Company reviews long-lived assets, including intangible assets subject to amortization, consisting primarily of customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company measures recoverability of long-lived assets by comparing the carrying amount of the asset group to the future undiscounted net cash flows expected to be generated by those assets. If such assets are considered to be impaired, an impairment charge is recognized for the amount by which the carrying amounts of the assets exceed the fair value of the assets. In the fiscal years 2014 and 2013, there were no events or changes in circumstances indicating that the carrying amounts of these assets may not be recoverable.

The following table sets forth information for intangible assets (dollars in thousands):

Intangible asset balance, net at January 1, 2013	$448,598
Amortization expense	(50,690)

Intangible asset balance, net at December 31, 2013	397,908
Amortization expense	(48,254)

Intangible asset balance, net at December 31, 2014	$349,654

The following table summarizes the estimated annual amortization expense for the future periods indicated below (dollars in thousands):

Years Ending December 31
2015	$46,302
2016	43,734
2017	39,954
2018	37,672
2019	35,598
Thereafter	146,394

Total	$349,654

8.	LONG-TERM DEBT — NET

Long-term debt — net consists of the following (dollars in thousands):

	December 31, 2014
	Gross Carrying Amount	Original Issue Discount	Net Carrying Amount
Lien 1 Term Loan (LIBOR plus 5.50%, matures May 23, 2020)	$393,025	$(7,845)	$385,180
Lien 2 Term Loan (12.000%, matures May 23, 2021)	250,000	(6,500)	243,500
Revolver Loan (Eurocurrency Base Rate plus 5.50%, matures May 23, 2019)	10,000	—	10,000

Total	653,025	(14,345)	638,680
Current portion of long-term debt	(3,950)	—	(3,950)

Long-term debt — net	$649,075	$(14,345)	$634,730

	December 31, 2013
	Gross Carrying Amount	Original Issue Discount	Net Carrying Amount
Senior secured amended and restated credit agreement:
New Tranche B (LIBOR plus 3.25%, matures December 18, 2015)	$633,309	$(4,166)	$629,143
Unsecured agreement:
Mezzanine loan (12.375%, matures December 31, 2016)	25,000	(2,696)	22,304

Total	658,309	(6,862)	651,447
Current portion of long-term debt	(6,495)	—	(6,495)

Long-term debt — net	$651,814	$(6,862)	$644,952

2014 Credit Agreement:

On May 23, 2014, TASC replaced its 2011 Amended and Restated Credit Agreement (the “2011 Credit Agreement”), by entering into a First Lien Credit Agreement and a Second Lien Credit Agreement with Barclays Bank PLC, as Administrative Agent and Collateral Agent (which we refer to as the 2014 Credit Agreement). The First Lien Credit Agreement has a maturity of May 23, 2020 and a principal balance of $395 million with an interest rate of LIBOR subject to a floor of 1.00% plus a spread of 550 bps. Interest paid for the period beginning May 23, 2014 through December 31, 2014 was $18.5 million which includes new third party fees incurred with the refinancing. Principal payments of $2.0 million were also paid. The Second Lien Credit Agreement has a maturity date of May 23, 2021 and a principal balance of $250 million with a fixed interest rate of 12.00%. Interest paid for the period beginning May 23, 2014 through December 31, 2014 was $19.2 million which includes new third party fees incurred with the refinancing. In 2014, the 3 month LIBOR rate did not exceed 1%, so the interest expense recognized was based on 1% plus the 550 bps spread. If LIBOR were to increase beyond 1%, the Company’s interest payments would increase. Additionally, the 2014 Credit Agreement has the following prepayment provisions:

•	First Lien Term Loan

•	At any time and without penalty except if the prepayment or refinancing of all or a portion of the first lien term loan is for the primary purpose of refinancing, substituting or replacing the first lien term loan or the prepayment of all of the first lien term loan is in connection with a change of control.

•	Prior to May 23, 2015 –call subject to make whole provision

•	Prior to May 23, 2016 –call subject to a 1% premium

•	Subsequent to May 23, 2016 –no prepayment penalty

•	Second Lien Term Loan

•	Prior to May 23, 2015 –subject to make whole provision

•	Prior to May 23, 2016 –subject to a 5% premium

•	Prior to May 23, 2017 –subject to a 2.5% premium

•	Subsequent to May 23, 2017 –no prepayment penalty

In addition to the new 2014 Credit Agreement, the Company made adjustments to its existing revolving line of credit with four principal lenders (Barclays Bank PLC, Deutsche Bank, Mizuho Bank, and Royal Bank of Canada). The 2014 Credit Agreement Revolving Credit Facility has a committed principal balance of $50 million with a maturity date of May 23, 2019. Having been drawn as a Eurocurrency loan, the revolver has an interest rate of LIBOR plus a spread of 550 bps. Unlike the First Lien Term Loan, Eurocurrency borrowings under a revolver are not subject to a LIBOR floor. The 2011 Credit Agreement also contained a revolving credit facility that possessed a committed principal balance of $80 million with a maturity date of

September 18, 2015. On May 6, 2014, the revolver under the 2011 Credit Agreement was drawn for $30.0 million to pay off the Mezzanine Credit Agreement. The revolver draw executed on the 2011 Credit Agreement was paid in full at the time of the refinance agreement, May 23, 2014, by extending credit for the same amount on the new revolver facility under the 2014 Credit Agreement. Principal payments of $5.0 million, $5.0 million, and $10 million were made on June 30, 2014, July 31, 2014, and August 29, 2014, respectively. As of December 31, 2014, the revolver had an outstanding drawn balance of $10 million. Interest paid for the twelve month period ended December 31, 2014 was $1.0 million of which $0.6 million was interest payable on the drawdown and the balance was payable for the undrawn commitment fee. Interest paid on the revolver under the 2011 Credit Agreement revolver facility for the twelve month period ended December 31, 2013 was $0.7 million.

The Company incurred additional fees and expenses of approximately $26.0 million related to the 2014 Credit Agreement. As both the 2014 and 2011 Credit Agreements are loan syndications, a modification vs. extinguishment test was performed on a lender by lender basis. This test was performed to determine the appropriate accounting treatment of fees and expenses as they relate to each agreement. New creditor and third party fees, along with original issue discount (“OID”) related to the 2014 Credit Agreement were allocated to each lender in the new credit agreement on a pro-rata basis. Unamortized OID and debt issuance costs related to the 2011 Credit Agreement were allocated to each lender based on each lender’s committed principal balances in the old and new credit agreements. There were $13.3 million of unamortized balances for fees and expenses related to the 2011 Credit Agreement. The company recorded an extinguishment loss of $6.2 million related to lenders deemed extinguished in the refinancing.

2013 Credit Agreement:

The Company maintained credit agreements with two separate syndicates of lenders, one administered by Barclays Bank (the “Amended & Restated Credit Agreement” also referred to above as the “2011 Credit Agreement”) and the other administered by the Bank of New York Mellon (the “Mezzanine Credit Agreement”). The 2011 Credit Agreement had a principal balance of $575 million, commenced on May 4, 2011, and had a maturity date of December 18, 2015. On April 26, 2012, the loan was extended via a Joinder Agreement to increase the principal obligation by $75.0 million. The 2011 Credit Agreement required scheduled principal payments in equal consecutive quarterly installments, commencing on September 30, 2011 and continuing on the last business day each March, June, September and December following the Restatement Effective Date in an amount equal to one quarter of one percent (0.25%) of the stated principal amount of (as adjusted to reflect any prepayments thereof) for 2011 through the end of the term with any remaining balance payable in full on the maturity date on December 18, 2015. The interest rate on the loan was LIBOR with a base rate of 1.25% plus an applied margin of 3.25%. The interest rate over the life of the loan was consistently 4.50%. The Company made interest payments of $11.3 million for the twelve month period ended December 31, 2014 and $29.1 million during the twelve month period ended December 31, 2013.

The 2011 Credit Agreement contained a revolving line of credit of $100 million through November 11, 2013. Effective November 12, 2013, the Revolver was amended to reduce the credit facility to $80 million and extend the term from December 18, 2014 to September 18, 2015. This amendment resulted in an increased borrowing capacity as calculated by the product of the commitment amount and the remaining term in months. As a result of the agreement, $0.1 million in fees were incurred and deferred and amortized over the term of the new arrangement. At the Company’s option at the time of borrowing, the interest rate on loans under the revolving facility may have been based on the Eurocurrency rate or an alternate base rate. The revolver facility also provided for an unused commitment fee of 0.75%. The Company made interest payments on the revolving line of credit for the twelve month period ending December 31, 2013 of $0.7 million. The revolving credit facility was to have matured on September 18, 2015, at which time any remaining principal balance was to be paid in full. No amounts were drawn on the revolving facility in 2013, but as described under the 2014 Credit Agreement section, $30 million was drawn under the 2011 Credit Agreement Revolver Facility on May 6, 2014, and rolled over to the new 2014 Credit Facility at the time of refinance on May 23, 2014.

The 2011 Credit Agreement required the Company to prepay outstanding term loans on an annual basis beginning in 2010, subject to certain exceptions, with percentages of excess cash flow, proceeds of non-ordinary course asset sales or dispositions of property, and proceeds of incurrence of certain debt. There was no required excess cash flow payment for 2013 and the twelve months ended December 31, 2014.

The Mezzanine Credit Agreement was administered by Bank of New York Mellon. Affiliates of KKR participated in the syndicate of lenders for the Mezzanine Credit Agreement and held common shares of the Company. The Mezzanine Credit Agreement provided for a $310 million term loan. On May 29, 2013, the Mezzanine Credit Agreement was amended to include a supplement hereby referred to as the Supplemental Indenture. The Supplemental Indenture included provisions that remove the call premium required on optional prepayments of principal if such payments were made after December 18, 2013. It also restated the terms of the Total Consolidated Leverage ratio. While the Mezzanine term loan did not require scheduled principal payment installments, two optional principal payments were made in 2013. The first payment of $30 million was made on June 28, 2013. The second payment was made on December 30, 2013 for $50 million. The loan maturity date was December 31, 2016, at which time the remaining principal balance was to be paid in full. The applicable fixed rate of interest on the Mezzanine term loan was 12.375%. The interest payments were due quarterly and commenced on March 31, 2010. The company made interest payments on the Mezzanine term loan of $1.1 million for the twelve month period ending December 31, 2014 and $11.7 million for the twelve month period ending December 31, 2013, which included a $0.6 million premium payment. On May 8, 2014, a final principal payment of $25.0 million was made and the note was redeemed in full. The company recorded an extinguishment loss of $8.2 million related to the acceleration of the unamortized deferred financing fees and OID as the debt was deemed extinguished at that time.

The 2014 Credit Agreement, 2011 Credit Agreement, Joinder Agreement, Mezzanine Credit Agreement, and Supplemental Indenture contained certain covenants, including covenants that required the Company to maintain certain leverage ratios, limit the Company’s ability to incur additional indebtedness, sell assets, incur additional liens, pay dividends, make investments or acquisitions, or repay certain indebtedness. The Company was in compliance with all debt covenants as of December 31, 2014 and December 31, 2013, respectively.

As of December 31, 2014 the approximate fair value of long-term debt is as follows (dollars in thousands):

	2014
	Carrying Value	Fair Value
Lien 1	$385,180	$376,154
Lien 2	243,500	247,639

Total	$628,680	$623,793

The fair value of long-term debt as of December 31, 2014 is based on future cash flows discounted at Yield to Maturity rates available on December 31, 2014. For Lien 1, the discount rate is 7.01% and for Lien 2, the discount rate is 11.66%.

Expected maturities of long-term debt for years subsequent to December 31, 2014 are as follows (dollars in thousands):

	Payment Amount
Fiscal Year
	Lien 1	Lien 2	Revolver	Total
2015	3,950	—	—	3,950
2016	3,950	—	—	3,950
2017	3,950	—	—	3,950
2018	3,950	—	—	3,950
2019	3,950	—	10,000	13,950
2020	373,275	—	—	373,275
2021	—	250,000	—	250,000

Total	$393,025	$250,000	$10,000	$653,025

9.	EMPLOYEE BENEFITS

The following describes the significant employee benefit plans provided by the Company:

Defined Benefit Plan — The Company sponsors a defined benefit plan in which certain employees are eligible to participate based upon service with Predecessor Company. This plan offers two retirement programs, a Retiree Health Reimbursement Account Plan (RHRA) and a Cash Bonus Plan which provide a restoration of certain pension benefits that would have been forfeited as a result of years of service and final average pay being frozen by Predecessor Company at the acquisition date. Expected future payment obligations under these two programs are as follows (dollars in thousands):

Fiscal Year	RHRA	Cash Bonus	Total
2015	$759	$1,492	$2,251
2016	938	1,390	2,328
2017	1,176	—	1,176
2018	1,360	—	1,360
2019	1,617	—	1,617
Thereafter	9,267	—	9,267

Total	$15,117	$2,882	$17,999

Defined Contribution Plan — The Company sponsors a 401(k) defined contribution plan in which substantially all TASC employees are eligible to participate and receive matching contributions of up to 4% effective January 1, 2014 or 6% for the period ended December 31, 2013. Certain employees receive matching contributions at a lower percentage based on their specific matching formula. Employee and employer contributions to the plan are made each pay period and are immediately vested.

The Company also offers discretionary annual profit sharing contributions to eligible participants. For the years ended December 31, 2014 and 2013, a profit-sharing contribution was not made. The Company contributed a total of $17.1 million and $27.3 million during the years ended December 31, 2014 and 2013, respectively, to its defined contribution plan.

Defined Benefit Plan Assumptions —Both the RHRA and Cash Bonus plans are unfunded. The Company makes contributions equal to the amount of benefit payments made to plan participants. The Company’s liability for the retirement programs attributable to Predecessor Company service and postretirement medical plans as of December 31, 2014, was $20.6 million, all of which is unfunded as of December 31, 2014. The discount rate for the RHRA at December 31, 2014, was 3.25% as compared to 4.25% as of December 31, 2013. The discount rate for the Cash Bonus Plan at December 31, 2014, was 0.95% as compared to 1.0% as of December 31, 2013.

Medical Insurance Benefits — The Company sponsors a health care plan under which the Company provides a portion of the costs for certain health care benefits for a number of its active employees. A liability is accrued for estimated incurred, but unreported claims based on the projected use of the plan as well as prior plan history. Qualifying dependents are also eligible for medical coverage.

Under the terms of the RHRA beginning January 1, 2011, the Company provides a health reimbursement account that will reimburse eligible employees for qualifying medical expenses incurred during retirement. The account is a fixed-dollar amount based upon the employee’s pay and service as of the acquisition date. The benefit does not vary with health care inflation, and therefore, the obligation and cost of the amended benefits do not vary based upon health care inflation. The Company reserves the right to amend or terminate the plan at any time.

10.	INCOME TAXES

The geographic source of income before income taxes is nearly entirely domestic. The provision for / (benefit) from income taxes was comprised of the following components (dollars in thousands):

	Year Ended December 31, 2014	Year Ended December 31, 2013
Current:
Federal income taxes	$—	$—
State income taxes	94	123
Foreign income taxes	72	94

Subtotal	$166	$217

Change in deferred federal income taxes	(16,263)	(5,323)
Change in deferred state income taxes	(3,546)	(591)
Valuation allowance	290,222	307

Subtotal	$270,413	$(5,607)

Total provision for / (benefit) from income taxes	$270,579	$(5,390)

Reconciliations between the income tax provision / (benefit) computed at the U.S. federal statutory income tax rate and the income tax provision for / (benefit) from the consolidated statements of operations are as follows (dollars in thousands):

	December 31, 2014	December 31, 2013
Income tax benefit at statutory rate	$(19,547)	$(5,009)
State income taxes — net of federal benefit	(2,245)	(568)
Goodwill impairment	—	—
Investment tax credits	(137)	(458)
Change in valuation allowance	290,222	307
Facilitative transaction costs	2,364	—
Other — net	(78)	338

Provision for / (benefit) from income taxes	$270,579	$(5,390)

Deferred Income Taxes — A summary of the tax effect of the significant components of deferred income taxes are as follows (dollars in thousands):

	December 31, 2014	December 31, 2013
Deferred tax assets:
Net operating loss carryforwards	$114,297	$81,292
Reserves and accruals	30,095	30,389
Property and equipment	6,868	5,183
Investment tax credits	803	666
Goodwill amortization	98,127	121,933
Retirement and other liabilities	15,939	15,058
Purchased intangible assets	25,162	23,443

Total deferred tax assets	291,291	277,964

Deferred tax liabilities:
Debt issuance costs	(762)	(7,234)

Net deferred tax asset	290,529	270,730
Valuation Allowance	(290,529)	(307)

Deferred tax assets — net of valuation allowance	$—	$270,423

Deferred Tax Assets — Deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax bases and are stated at the tax rates expected to be in effect when taxes are actually paid or recovered.

At December 31, 2014 and 2013, the Company has U.S. federal and state net operating loss carry forwards of $293.0 million and $210.7 million, respectively, available to offset future taxable income, which begin to expire in 2029. The Company also has approximately $0.8 million of federal and state income tax credits.

On a periodic basis, the Company determines whether a valuation allowance is necessary on its net deferred tax assets. In doing so, management considers all evidence available, both positive and negative, in determining whether, based on the weight of the evidence, it is more likely than not that the deferred tax assets will be realized. In conducting the assessment for the year ended December 31, 2014, the Company evaluated all available objective evidence including, but not limited to: (a) the three-year cumulative loss position; (b) the trend of financial and tax results; (c) tax net operating loss carryforwards and the length of carryforward periods available to utilize these assets under current tax law; (d) the scheduled amortization of tax deductible intangible assets; (e) the ability to make optional prepayments on the credit facilities, and (f) the ability to refinance such facilities on comparable terms and conditions. Management’s consideration of the evidence requires significant judgment regarding estimates and assumptions that are inherently uncertain, particularly about future business structure and financial results.

When comparing evidence available in 2014 versus 2013, management noted a number of negative developments in 2014 including the 2014 Credit Agreement which resulted in an increase in net interest expense and a reduction of available cash flow for making optional prepayments thereupon. This increase in net interest expense on the current base of operations results in projected financial and tax losses. These negative developments together with existing negative evidence have resulted in management’s conclusion to record a full valuation allowance of $290.5 million against its net deferred tax assets as of December 31, 2014. Of the full valuation allowance of $290.5 million, $270.4 million was recorded as a discrete income tax charge in 2014. The deferred tax asset valuation allowance could be adjusted prospectively if estimates of future taxable income during the carry-forward period are reduced or increased. The assumptions about future taxable income require significant judgment and are consistent with the plans and estimates we are using to manage the underlying businesses.

The Company’s ability to utilize the net operating loss and income tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code and similar state tax laws. Such annual limitations could result in the expiration of the net operating loss and tax credit carryforwards before utilization.

The Company maintains reserves for uncertain tax positions related to tax benefits recognized in prior years. These reserves involve considerable judgment and estimation and are evaluated by management based on the best information available including changes in tax regulations and other information. Based on all known facts and circumstances under current tax law, the Company believes the total amount of unrecognized tax benefits as of December 31, 2014 and 2013 is not material to its consolidated results of operations, financial position, or cash flows and would not have a material impact on its effective tax rate if recognized. There are no tax positions for which it is reasonably possible that the unrecognized tax benefits will significantly increase or decrease over the next twelve months producing, individually or in the aggregate, a material effect on the Company’s consolidated results of operations, financial position, or cash flows.

The Company recognizes accrued interest and penalties related to any reserves for uncertain tax positions in the income tax provision. No interest or penalties were recognized during the years ended December 31, 2014 and 2013. The Company files federal and state income tax returns in jurisdictions with varying statutes of limitations. Due to its net operating loss carry-forward, the Company’s income tax returns generally remain open for all tax years to the extent the tax attributes are carried forward into future tax years.

At December 31, 2014, the Company has immaterial undistributed earnings from foreign subsidiaries and therefore has not provided deferred income taxes on those earnings. These earnings have been permanently reinvested and the Company does not plan to initiate any action that would precipitate the payment of income taxes thereon.    It is not practicable to estimate the amount of additional tax that might be payable on the undistributed foreign earnings.

11.	RELATED PARTY TRANSACTIONS

The Company entered into a monitoring agreement, dated December 19, 2009, with affiliates of GA and KKR (together with GA, the “Managers”) pursuant to which those entities will provide management and advisory services to the Company. Under the terms of the monitoring agreement, the Company is obligated to pay to those entities an aggregate annual management fee of $5.0 million per year, payable in arrears at the end of each calendar quarter, plus all reasonable out-of-pocket expenses incurred in connection with the provision of services under the agreement upon request. The Company recorded amounts in general and administrative expense for the aggregate management fee of $5.0 million payable to these entities during each of the years ended December 31, 2014 and 2013.

Under the terms of the 2014 Credit Agreement, the quarterly payment of the aggregate management fee was deferred until certain covenant ratios were achieved.    As a result, there is a balance payable at December 31, 2014 of $5.0 million. There was a balance payable at December 31, 2013 of $1.25 million.

Effective November 4, 2013, the agreement with the Company’s Chairman of the Board of Directors was amended to appoint him Executive Chairman through December 31, 2014. Under the agreement, compensation for his Board Service was suspended and replaced with Base Payments and an Annual Bonus Award. This would continue for the term of the appointment. On August 14, 2014, the Executive Chairman agreement was extended through December 31, 2015.

The agreement also stipulated that the Company would purchase his home at a contract sales price of $2.5 million based on a fair market value appraisal, plus settlement charges. On December 9, 2013, a HUD-1 settlement agreement was executed at the agreed upon price to include $0.2 million for the settlement charges. On the settlement date, the Company entered into a business loan agreement with a bank to pay the loan in one principal payment of $2.0 million plus interest due on December 9, 2014, and paid the remaining $0.7 million in cash. Once the purchase was finalized, the Company recorded a total of $2.7 million on the statement of financial position as an investment held for sale that is included in other current assets. The principal amount was paid off on July 31, 2014.    Through December 31, 2014 the house remained on the market, and the Company has recorded a loss of $0.5 million to reflect a reduction in fair market value.

Effective October 17, 2014 this agreement was terminated in connection with the acquisition by Engility described in Note 2. As a result of the termination, the Company made payments totaling $2.2 million on October 22, 2014 comprised of the remainder of unpaid base payments for 2014, the Annual Bonus payment for 2014, and a termination fee provided in the agreement consisting of the 2015 Base Payments and Annual Bonus.

12.	STOCK-BASED COMPENSATION

Stock Options — The Company adopted the Management Stockholders Agreement Plan (the “Agreement”) in 2010. The Agreement authorizes the issuance of stock options and provides the opportunity to advisors, board members, officers, and senior managers to purchase common shares in the Company. The Agreement was modified to increase the total number of shares of common stock available for issuance from 17.2 million to 20.0 million in August 2014. As of December 31, 2014, there were 4,326,423 common stock shares reserved and available for issuance pursuant to the Agreement.

On August 13, 2014, the Company entered into an agreement with eligible option holders to complete an exchange of outstanding options that met certain criteria. Options eligible for exchange had a per-share exercise price significantly in excess of the Company’s current common stock per-share fair market value and contained performance-based vesting terms that may have been difficult to achieve due to developments in the global economy, defense industry and the Company’s business. Eligible option holders, who chose to enter into the agreement, exchanged eligible shares on a 2-for-1 basis for new options with time-based vesting terms and a lower per-share exercise price.

The exchange was treated as a modification of the terms and conditions of the original award and resulted in total incremental compensation costs of $4.2 million and overall cost of $6.5 million. This exchange resulted in the issuance of 3,100,992 new options. An additional 7,935,696 of new options were issued during 2014 with overall compensation cost of $10.8 million, of which $8.4 million was unrecognized at December 31, 2014.

The Company records stock compensation based on the estimated fair value of the stock options or the restricted shares granted, and estimates expected forfeitures. The Company recognizes expense only for those share-based awards that are expected to vest. Forfeiture estimates are made at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company recorded share-based compensation expense related to stock options of $6.0 million and $3.2 million for the years ended December 31, 2014 and December 31, 2013, respectively.

Stock option activity for the years ended December 31, 2014 and 2013 is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (years)
Outstanding at January 1, 2013	17,183,333	$4.92	4.5

Granted	2,584,438	3.00	—
Exercised	—	—	—
Forfeited	(6,182,813)	4.04	—
Expired	—	—	—

Outstanding at December 31, 2013	13,584,958	$4.64	3.9

Granted	11,036,688	1.50	—
Exchanged	(6,201,926)	4.94	—
Exercised	—	—	—
Forfeited	(2,746,142)	3.02	—
Expired	—	—	—

Outstanding at December 31, 2014	15,673,577	$2.42	2.6

Vested and expected to vest in the future at December 31, 2014	15,320,174	$2.26	2.8

Exercisable at December 31, 2014	2,893,833	$4.48	0.5

As of December 31, 2014, there was total unrecognized compensation cost related to nonvested awards of $13.1 million. That cost is expected to be recognized over a weighted average period of 2.4 years. The fair values of options were estimated using the Black-Scholes option-pricing model with the following assumptions:

Grant Year	Expected Volatility	Dividend Yield	Risk Free Interest Rate	Expected Term	Weighted Average Grant Date Fair Value Per Share
2014	30.4%	0.0%	1.8% - 2.0%	5.5 - 6.25 years	$2.60
2013	31.3%	0.0%	0.8% - 1.9%	6.25 years	$3.00

Expected volatility is calculated as of each grant date based on reported data for a peer group of publicly traded companies for which historical information is available. The Black-Scholes valuation model calls for a single expected dividend yield as an input. The Company has not paid dividends in the past nor does it expect to pay dividends in the future. As such, the Company used a dividend yield percentage of zero for all periods presented. The expected term of options granted is derived using the simplified method and represents the period of time that options granted are expected to be outstanding. The Company performed its own estimate of fair value in 2014 and 2013. The valuations used a combination of the income approach and market approach based on other comparable publicly traded companies to establish the fair value per share of the common stock.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company utilizes fair value measurement guidance prescribed by GAAP to value its financial instruments. The guidance includes a definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and expands disclosures about the use of fair value measurements. The valuation techniques utilized are based upon observable and unobservable inputs.

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and December 31, 2013, aggregated by the level in the fair value hierarchy within which those measurements fall. All instruments are classified as Level 2 and there were no transfers of financial instruments between the three levels of fair value hierarchy during the nine months ended December 31, 2014 and the year ended December 31, 2013:

(in thousands)	Fair Value Hierarchy	December 31, 2014 Fair Value Asset (Liability)	December 31, 2013 Fair Value Asset (Liability)
Interest rate swap assets	Level 2	—	2,653
Interest rate swap liabilities	Level 2	(6,252)	(7,286)
Long-term debt	Level 2	(623,793)	(607,912)

Derivatives— During the year ended December 31, 2011, the Company entered into multiple interest rate swap contracts which reduce the exposure to variability in cash flows relating to interest payments on a portion of its outstanding debt payments. These interest rate contracts are designated as cash flow hedges. The effective portion of the derivative’s gain or loss is initially reported in shareholders’ equity (as a component of accumulated other comprehensive income (loss)) and would be subsequently reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The ineffective portion of the gain or loss of a cash flow hedge would be reported in earnings. The Company does not have any derivatives outstanding that are not designated as hedges.

The notional amounts and fair values of derivative instruments in the Consolidated Statements of Financial Position as of December 31, 2014 were as follows (dollars in thousands):

Effective Period	Notional (1)
2014	$275,000
2015	$200,000

$475,000

Receive floating interest rate	LIBOR + 3.25%
Pay fixed interest rates	2.45% - 3.18%

(1)	Notional amounts represent the gross contract notional amount of the derivatives outstanding

The fair value of liabilities related to the Company’s interest rate swaps was $6.3 million and $7.3 million for the years ended December 31, 2014 and 2013, respectively.

The Company has agreements with each of its derivative counterparties that contain a provision where the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness. If the

Company had breached any of these provisions at December 31, 2014, it could have been required to settle its obligations under the agreements at their termination value. As of December 31, 2014, the termination value related to these agreements is a net liability position of $6.6 million. As of December 31, 2014, the Company has not posted any collateral related to these agreements.

14.	COMMITMENTS AND CONTINGENCIES

Amounts associated with contingencies are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Litigation — Various claims and legal proceedings arise in the ordinary course of business and are pending against TASC and its properties. Based upon the information available, the Company believes that the resolution of any of these various claims and legal proceedings would not have a material adverse effect on its financial position, results of operations, or cash flows.

U.S. Government Investigations and Claims — Departments and agencies of the U.S. government have the authority to investigate various transactions and operations of TASC, and the results of such investigations may lead to administrative, civil, or criminal proceedings, the ultimate outcome of which could be fines, penalties, repayments, or compensatory or treble damages. U.S. government regulations provide that certain findings against a contractor may lead to suspension or debarment from future U.S. government contracts or the loss of export privileges. Under the terms of the Stock Purchase Agreement, the Company is indemnified for any losses and other liabilities arising out of any Defense Contract Audit Agency audit of the Company or subsidiary with respect to any period (or portion thereof) ending on or prior to the closing date of December 18, 2009. From the closing date until December 31, 2014, no additional liability has been recorded because any potential liability is not considered probable or estimable.

Contract Performance Contingencies — Contract profit margins may include estimates of revenues not contractually agreed to between the customer and the Company for matters such as contract changes and negotiated settlements. These estimates are based upon management’s best assessment of the underlying causal events and circumstances, and are included in determining contract profit margins to the extent of expected recovery based on contractual entitlements and the probability of successful negotiation with the customer. As of December 31, 2014 and 2013, the amounts related to the aforementioned items are not material individually or in the aggregate.

Contract costs for services supplied under flexibly priced contracts to the U.S. Government, including indirect expenses, are subject to audit and subsequent adjustment by negotiations between the Company and U.S. Government representatives. Such audits for the years 2005 through 2013 have not yet been finalized. The audits for 2005 through 2013 are not expected to have a material effect on the Company’s financial position, results of operations, or cash flows.

Operating Leases — The Company leases administrative office space and office equipment under operating leases. Lease terms range from 1 to 18 years and are generally renewable. Rental expense for operating leases was $31.0 million and $33.0 million for the years ended December 31, 2014 and 2013, respectively.

The following table summarizes the minimum rental commitments under non-cancellable operating leases for the future periods indicated below (dollars in thousands):

Years Ending December 31
2015	$25,072
2016	11,051
2017	11,215
2018	8,761
2019	10,001
Thereafter	30,895

Total	$96,995

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